                                              BLACKROCK Latin America Fund, Inc.

           FILE #811-06349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/16/2006	GAFISA	44,094,600	34,000	Merrill Lynch & Co, Banco Itau BBA, HSBC Unibanco, Deutsche Bank, UBS Investment Bank
5/12/2006	LUPATECH	19,500,000	120,000	Merrill Lynch & Co, ABN Amro, Deutsche Bank, Banco Pactual, Unibanco